Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information gives effect to the Rexahn Reverse Stock Split.

On November 5, 2020,  Ocuphire Pharma, Inc., formerly known as  Rexahn Pharmaceuticals, Inc. (“Rexahn” and combined with Ocuphire on a post-closing basis, the “Company”),  completed its business combination with the private entity formally known as Ocuphire Pharma, Inc. (“Ocuphire”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization, as amended on June 29, 2020 (the “Merger Agreement”) by and among Rexahn, Ocuphire and Razor Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Rexahn (“Merger Sub”), pursuant to which, among other things, Merger Sub merged with and into Ocuphire, with Ocuphire continuing as a wholly-owned subsidiary of the Company and the surviving corporation of the merger (the “Merger”).

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under U.S. generally accepted accounting principles (“GAAP”). For accounting purposes, Ocuphire is considered to be the acquirer of Rexahn and the Merger is expected to be accounted for as an asset acquisition. Ocuphire is considered the accounting acquirer even though Rexahn was the issuer of the common stock in the merger. To determine the accounting for this transaction under GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or as an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the assets are not a business. In connection with the acquisition of Rexahn, substantially all of the fair value is concentrated in IPR&D and, as such, the acquisition is expected to be treated as an asset acquisition.

The unaudited pro forma condensed combined balance sheet data assume that the Merger took place on September 30, 2020 and combine the historical balance sheets of Rexahn and Ocuphire as of such date. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and the nine months ended September 30, 2020 assumes that the Merger took place as of January 1, 2019 and combines the historical results of Rexahn and Ocuphire for the year ended December 31, 2019 and the nine months ended September 30, 2020. The unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X. The historical financial statements of Rexahn and Ocuphire have been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined company’s results.

Rexahn’s assets and liabilities will be measured and recognized at their relative fair values allocation as of the transaction date with any value associated with IPR&D being expensed as there is no alternative future use, and combined with the assets, liabilities and results of operations of Ocuphire after the consummation of the merger.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The accounting for the transaction as an asset acquisition is dependent upon the valuation of the IPR&D and the final calculation of net working capital for Rexahn. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, to be completed after the Closing, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final amounts will likely occur as a result of the amount of cash used for Rexahn’s operations and other changes in Rexahn’s assets and liabilities between September 30, 2020 and the actual closing.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Rexahn and Ocuphire been a combined company during the specified periods. The actual results reported in periods following the merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Rexahn and Ocuphire, and their respective management’s discussion and analysis of financial condition and results of operations included in Rexahn’s proxy statement/prospectus/information statement filed on October 2, 2020 with the Securities and Exchange Commission (“SEC”). Rexahn’s audited statement of operations for the year ended December 31, 2019 is derived from Rexahn’s Annual Report on Form 10-K for the year ended December 31, 2019. Rexahn’s unaudited financial statements for the nine months ended September 30, 2020 are derived from Rexahn’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2020.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. The accounting policies of Rexahn may materially vary from those of Ocuphire. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the acquisition, management will conduct a final review of Rexahn’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Rexahn’s results of operations or reclassification of assets or liabilities to conform to Ocuphire’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2020

	Rexahn	Ocuphire	Pro forma Adjustments	Notes	Pro forma Combined
Assets
Current assets:
Cash and cash equivalents	$8,079,511	$722,160	$19,101,250	I,L	$27,902,921
Proceeds receivable from convertible notes	—	450,000	(450,000)	H	—
Prepaid expenses and other current assets	573,635	22,708	450,000	H	1,046,343
Deferred offering costs	—	1,467,649	(1,467,649)	K	—
Total current assets	8,653,146	2,662,517	17,633,601		28,949,264
Property and equipment, net	48,757	14,795	(25,648)	J	37,904
Right-of-use assets	106,126	—	(106,126)	J	—
Deposits	25,681	—	—		25,681
Total assets	$8,833,710	$2,677,312	$17,501,827		$29,012,849
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$2,258,481	$2,486,572	$4,278,485	F,G	$9,023,538
Deferred revenue	650,000	—	(650,000)	J	—
Convertible notes	—	9,299,876	(9,299,876)	A,B	—
Premium conversion derivative	—	300,378	(300,378)	A	—
Operating lease liabilities	100,397	—	—		100,397
Total current liabilities	3,008,878	12,086,826	(5,971,769)		9,123,935
Warrant liabilities	110,781	—	(107,123)	E	3,658
Total liabilities	3,119,659	12,086,826	(6,078,892)		9,127,593
Stockholders’ Equity (Deficit):
Preferred stock	—	—	—		—
Common stock	448	354	(93)	O	709
Additional paid-in capital	173,537,703	4,584,852	(128,249,398)	M	49,873,157
Accumulated deficit	(167,824,100)	(13,994,720)	151,830,210	N	(29,988,610)
Total stockholders’ equity (deficit)	5,714,051	(9,409,514	23,580,719		19,885,256
Total liabilities and stockholders’ equity (deficit)	$8,833,710	$2,677,312	$17,501,827		$29,012,849

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2020

	Rexahn	Ocuphire	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues:
Revenue	$1,150,000	$—	$—		$1,150,000
Total revenues	1,150,000	—	—		1,150,000
Operating expenses:
General and administrative	4,729,211	1,507,781	(2,140,381)	Q,S	4,096,611
Research and development	837,991	2,311,175	—		3,149,166
Acquired in-process research and development	—	2,126,253	—		2,126,253
Total operating expenses	5,567,202	5,945,209	(2,140,381)		9,372,030
Loss from operations	(4,417,202)	(5,945,209)	2,140,381		(8,222,030)
Interest expense	—	(1,421,672)	1,421,672	R	—
Fair value change in warrant liability and premium conversion derivative	(126,457)	157,942	(157,942)	R	(126,457)
Gain on note extinguishment	—	1,260,350	(1,260,350)	R	—
Interest income	42,235	8,572	—		50,807
Net loss	$(4,501,424)	$(5,940,017)	$2,143,761		$(8,297,680)

Net loss per share, basic and diluted	$(4.40)	$(1.71)			$(1.20)
Weighted average common shares outstanding, basic and diluted	1,023,304 (1)	3,482,163	2,421,936	P	6,927,403

(1)	Adjusted for 1-for-4 Rexahn Reverse Stock Split

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2019

	Rexahn	Ocuphire	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues:
Revenue	$—	$—	$—		$—
Total revenues	—	—	—		—
Operating expenses:
General and administrative	5,738,227	1,820,477	(488,069)	Q,S	7,070,635
Research and development	5,476,776	2,372,502	—		7,849,278
Acquired in-process research and development	—	—	—		—
Total operating expenses	11,215,003	4,192,979	(488,069)		14,919,913
Loss from operations	(11,215,003)	(4,192,979)	488,069		(14,919,913)
Interest expense	—	(1,409,096)	1,409,096	R	—
Fair value change in warrant liability and premium conversion derivative	2,265,869	(499,414)	499,414	R	2,265,869
Interest income	313,700	510	—		314,210
Other	—	(67,981)	—		(67,981)
Net loss	$(8,635,434)	$(6,168,960)	$2,396,579		$(12,407,815)

Net loss per share, basic and diluted	$(8.72)	$(2.29)			$(2.22)
Weighted average common shares outstanding, basic and diluted	990,041 (1)	2,692,793	1,916,768	P	5,599,602

(1)	Adjusted for 1-for-4 Rexahn Reverse Stock Split

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of Transaction

On June 17, 2020, Rexahn entered into an Agreement and Plan of Merger and Reorganization, as amended on June 29, 2020 (the “Merger Agreement”) with Ocuphire pursuant to which Rexahn’s wholly owned subsidiary, Merger Sub, agreed to merge with and into Ocuphire, with Ocuphire surviving as a wholly owned subsidiary of Rexahn, in an all-stock transaction. Subject to the terms and conditions of the Merger Agreement, on November 5, 2020, (a) each share of Ocuphire common stock outstanding immediately prior to the Effective Time was converted into the right to receive shares of Rexahn common stock equal to the Exchange Ratio described below; and (b) each outstanding Ocuphire Option that was not previously been exercised prior to the Effective Time was assumed by Rexahn.

The calculation of the Exchange Ratio under the Merger Agreement and post-closing ownership of Rexahn Stockholders was subject to adjustment based on an assumed value of Rexahn at Closing, including Rexahn’s Parent Cash Amount. To the extent the Parent Cash Amount falls below $3.2 million or exceeds $6.0 million, Rexahn’s assumed value would be reduced or increased by $150,000 for every $100,000 below or above the thresholds referenced. For pro forma purposes, the Parent Cash Amount is assumed to be $2.3 million as of September 30, 2020 based on Rexahn’s then current estimates of such amount on the Anticipated Closing Date. In the event of a Parent Cash Amount of $2.3 million, Rexahn Stockholders would own approximately 13.5% of the combined company’s common stock, and the Ocuphire Securityholders would own, or hold rights to acquire, approximately 86.5% of the combined company’s common stock, in each case calculated on a fully-diluted basis. Under the terms of the Merger Agreement, Rexahn Stockholders’ ownership percentage in the combined company was subject to a floor of approximately 9.1% regardless of Rexahn’s actual Parent Cash Amount at Closing, which assumed Ocuphire waives the minimum requirement at Closing.

Consummation of the merger was subject to certain closing conditions, including, among other things, approval by the Rexahn Stockholders and Ocuphire Stockholders, consummation of the Pre-Merger Financing, the continued listing of the Rexahn common stock on the Nasdaq Capital Market, the conversion of all Ocuphire convertible notes into Ocuphire common stock and satisfaction by Rexahn of a Parent Cash Amount of at least $0 as of the Anticipated Closing Date.

In June 2020, certain accredited investors, including certain Ocuphire directors and executives, entered into the Securities Purchase Agreement with Ocuphire and Rexahn, pursuant to which Ocuphire will receive gross proceeds of $21.15 million, which will close immediately prior to the Closing, assuming the satisfaction or waiver of customary closing conditions. Investors in the Pre-Merger Financing will receive certain initial shares of the Company (the “Initial Shares”), which will convert into Company common stock upon Closing. Additionally, following the Closing, the Company is to issue certain warrants (the “Investor Warrants”) to these investors, as well as any additional shares (“Converted Additional Shares”) owed to such Investors based on the final purchase price. The accompanying unaudited pro forma condensed combined financial statements reflect the receipt by Ocuphire of the total $21.15 million in gross proceeds, as well as the issuance of the Initial Shares of Company common stock to investors prior to the Closing, but do not account for any Converted Additional Shares of Company common stock that may be issued or the Investor Warrants issuable to the Investors after the Closing because the amount and timing of these issuances was not yet known as of September 30, 2020.

At the Effective Time, Rexahn was also to enter into the CVR Agreement. Pursuant to the Merger Agreement and the CVR Agreement, for each share of Rexahn common stock held after giving effect to the Rexahn Reverse Stock Split, Rexahn Stockholders of record as of immediately prior to the Effective Time were to receive one CVR. Each CVR entitles such holders to receive, for each calendar quarter during the 15-year period after the Closing, an amount equal to (i) 90% of all payments received by Rexahn pursuant to its licensing agreements with BioSense Global LLC and Zhejiang HaiChang Biotechnology Co., Ltd.; and (ii) 75% of the proceeds from any future monetization of Rexahn’s intellectual property that is entered into during the 10-year period after the Closing, in each case, less certain permitted deductions. The CVRs are not transferable, except in certain limited circumstances, will not be certificated or evidenced by any instrument, will not accrue interest and will not be registered with the SEC or listed for trading on any exchange. The CVR Agreement will be effective prior to the Closing and will continue in effect until the later of the end of the CVR Term and the payment of all amounts payable thereunder.

2.	Estimated Purchase Price

The accompanying unaudited pro forma condensed combined financial statements reflect an estimated reverse asset acquisition price of approximately $11.3 million. Given that the estimated purchase price is variable depending upon the price of Rexahn common stock acquired upon consummation of the merger, management performed a sensitivity analysis over the change in purchase consideration based on +/– 10% volatility in Rexahn common stock price. An increase or decrease in the Rexahn common stock price by 10% would increase or decrease the purchase consideration by approximately $0.9 million with an offsetting adjustment to IPR&D. Under certain circumstances further described in the Merger Agreement, the ownership percentages are subject to adjustment to the extent that Rexahn’s Parent Cash Amount as of the Anticipated Closing Date is below $3.2 million or above $6.0 million.

The total estimated purchase price and allocated purchase price is summarized as follows:

Estimated number of shares of the combined company to be owned by Rexahn’s stockholders(i)	1,120,800
Multiplied by the fair value per share of Rexahn’s common stock(ii)	$8.32
Total	9,325,056
Rexahn warrants assumed in merger	191,332
Rexahn stock options assumed in merger	27
Estimated transaction costs	1,780,907
Total estimated purchase price	$11,297,322

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired.

Net assets as of September 30, 2020	$6,343,058
In process research and development(iii)	4,954,264
Total estimated purchase price	$11,297,322

(i)
The final purchase price is be determined based in part on the number of shares of Rexahn common stock and the value of Rexahn Warrants and Rexahn Options outstanding immediately prior to the merger. For purposes of this unaudited pro forma condensed combined financial information, the estimated number of shares represents 1,120,800 shares of Rexahn common stock outstanding as adjusted for a 1-for-4 Rexahn Reverse Stock Split that is to be effected prior to consummation of the merger.

(ii)
The estimated purchase price was based on the Rexahn September 30, 2020 closing price as reported on the Nasdaq Capital Market as adjusted for a 1-for-4 Rexahn Reverse Stock Split that was effected prior to consummation of the merger.  The final purchase price arising from the actual transaction costs, the number of shares and fair value of Rexahn common stock as well as the fair value of Rexahn Warrants and Rexahn Options outstanding immediately prior to the Closing could result in a total purchase price different from that assumed in this unaudited pro forma condensed combined financial information, and that difference may be material. Therefore, the estimated consideration expected to be transferred reflected in this unaudited pro forma condensed combined financial information does not purport to represent what the actual consideration transferred will be upon completion of the merger. The actual purchase price will fluctuate until the Closing, and the final valuation of the purchase consideration could differ significantly from the current estimate.

(iii)
IPR&D represents the research and development projects of Rexahn which were in-process, but not yet completed, and which Ocuphire plans to advance. This includes the development of RX-3117, RX-0301 and RX-0047. Current accounting standards require that the fair value of IPR&D projects acquired in an asset acquisition with no alternative future use be allocated a portion of the consideration transferred and charged to expense at the acquisition date. The acquired assets did not have outputs or employees. The actual purchase price allocated to IPR&D will fluctuate until the Closing, and the final valuation of the IPR&D consideration could differ significantly from the current estimate.

Contingent consideration with respect to the CVRs has not been recorded in the accompanying unaudited pro forma condensed combined financial statements as the CVRs are not subject to derivative liability treatment given a scope exception to such treatment under GAAP. The Company will record a liability for the CVRs once payment under the CVR Agreement is determined to be both  probable and estimable, which is not expected to occur until the contingencies under the CVR Agreement are resolved. Upon recognition, the amounts pursuant to the CVR Agreement will be included in the cost of IPR&D and expensed at such time.

3.	Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” are primarily based on information contained within the Merger Agreement. Further analysis will be performed after the completion of the merger to confirm the necessity of these estimates.

Given Ocuphire’s history of net losses and valuation allowance, management assumed a statutory tax rate of 0%. Therefore the pro forma adjustments to the statement of operations resulted in no additional income tax adjustment to the pro forma financials.

The pro forma adjustments relate to the following:

A.
To reflect the conversion of the Ocuphire convertible notes (principal and accrued interest) and the application of premium conversion derivatives into shares of Rexahn common stock prior to the merger, in accordance with the terms of the Note Conversion Agreement.

B.
To record the remaining debt discount amortization expense on the Ocuphire convertible notes. The accelerated debt discount amortization expense is not reflected in the pro forma statements of operations because it does not have a continuing impact. Adjustments to convertible notes are as follows:

September 30, 2020
Conversion of Ocuphire’s convertible notes principal and interest (A)	$(9,299,876)
Debt discount amortization expense on Ocuphire’s convertible notes payable (B)	—
Total	$(9,299,876)

C.
To reflect accounting treatment of Ocuphire convertible notes conversion into common stock as a loss on extinguishment in connection with the merger. The loss on extinguishment is not reflected in the pro forma statements of operations because it does not have a continuing impact.

D.	To record the estimated fully vested fair value of Rexahn Options assumed in connection with the merger.

E.
To reflect the estimated fair value of Rexahn Warrants assumed in connection with the merger (including both liability and equity classified portions), and assuming holders of Rexahn Warrants do not exercise their right to exchange their Rexahn Warrants for cash in an amount equal to the Black-Scholes value of such warrants calculated as set forth therein and in accordance with the terms of such Rexahn Warrants.

F.
To record Rexahn’s estimated transaction costs, such as severance and benefits, advisory fees and transactional fees, that were not incurred as of September 30, 2020. The Rexahn transaction costs are not reflected in the pro forma statements of operations because they do not have a continuing impact.

G.
To record Ocuphire’s estimated transaction costs, such as legal, accounting, advisory and other transactional fees, that were not incurred as of September 30, 2020. The Ocuphire transaction costs are not reflected in the pro forma statements of operations because they do not have a continuing impact.

Adjustments to accrued expenses are as follows:

September 30, 2020
Rexahn’s estimated transaction costs (F)	$3,965,228
Ocuphire’s estimated transaction costs (G)	313,257
Total	$4,278,485

H.	To reclassify proceeds receivable from convertible notes to other current assets as a result of the note conversions into Ocuphire common stock in connection with the merger.

I.
To reflect the Pre-Merger Financing upon Closing for a total of $21.15 million in gross proceeds, less issuance costs of approximately $1.6 million. The accounting treatment under Accounting Standards Codification (ASC) 480 – Distinguishing Liabilities from Equity and ASC 815 – Derivatives and Hedging is in process related to the Pre-Merger Financing, including the accounting classification of the Investor Warrants and Converted Additional Shares. For purposes of these pro formas, the Pre-Merger Financing has been classified as equity. Upon close of the Pre-Merger Financing, certain cash settlement provisions, registration requirements, or other adjustments not afforded to other stockholders, may result in the Investor Warrants and Converted Additional Shares being accounted for as a liability on the balance sheet until all of the settlement contingencies are resolved for those instruments.  The liability accounting impact would result in some of the Pre-Merger Financing, currently classified in the pro formas as equity, to be reclassified as a liability on the condensed combined balance sheet.  In addition, any liability recognized for the Pre-Merger Financing would be subject to remeasurement at fair value as of each reporting period with offsetting impacts of the fair value changes to the statement of operations.

J.
To adjust Rexahn’s historical financial statements to give pro forma effect to events in connection with the merger that include: 1) the elimination of Rexahn’s historical common stock, paid-in-capital and accumulated deficit balances; 2) the elimination of Rexahn’s deferred revenue liability given the non-assumption of the obligation post-merger; and 3) the write-down of Rexahn’s facility lease and property and equipment reported values to reflect their fair value based on their anticipated non-usage post-merger.

K.
To reflect the following impacts to the historical financial statements to give pro forma effect to events in connection with the merger that include: 1) the expensing of Rexahn’s IPR&D; 2) the capitalization of the fair value of the estimated number of common shares, warrants and stock options of the combined company to be owned by Rexahn Stockholders as adjusted for the 1-for-4 Rexahn Reverse Stock Split; 3) the impact of transaction costs impacting the estimated purchase price of the merger; and 4) to reflect the impact of the Exchange Ratio to the outstanding common shares of the combined company. The IPR&D expense is not reflected in the pro forma statements of operations because it does not have a continuing impact.

L.	To reflect milestone payments due to Apexian upon Closing.

M.	Adjustments to additional-paid-in-capital are as follows:

September 30, 2020
Conversion of Ocuphire’s convertible notes and accrued interest (A)	$9,299,784
To reflect application of premium conversion derivatives (A)	300,378
To reflect extinguishment loss on convertible notes (C)	6,674,399
Eliminate Rexahn’s pre-merger additional paid-in-capital balance (J)	(173,537,703)
To reflect the fair value of Rexahn’s remaining common stock post-merger (K)	9,324,944
To reflect assumption of Rexahn warrants post-merger (E)	187,674
To reflect assumption of Rexahn stock options post-merger (D)	27
To reflect impact of Exchange Ratio to pre-merger Ocuphire shares (K)	(33)
To reflect Ocuphire pre-merger financing in connection with the merger (I)	19,501,132
Total	$(128,429,398)

N.	Adjustments to accumulated deficit are as follows:

September 30, 2020
To reflect extinguishment loss on convertible notes (C)	$(6,674,399)
Rexahn’s estimated transaction costs (F)	(3,965,228)
Milestone payment to Apexian (L)	(400,000)
Eliminate Rexahn’s pre-merger accumulated deficit balance (J)	167,824,100
To reflect impact of non-equity related Rexahn acquisition cost (G) (K)	(4,954,263)
Total	$151,830,210

O.	Adjustments to common stock par value are as follows:

September 30, 2020
Conversion of Ocuphire’s convertible notes into common stock (A)	$92
To reflect Ocuphire pre-merger financing in connection with the merger (I)	118
Eliminate Rexahn’s pre-merger common stock balance (J)	(448)
To reflect impact of Exchange Ratio to pre-merger Ocuphire shares (K)	33
To reflect Rexahn’s ownership in the combined company (K)	112
Total	$(93)

P.
The pro forma combined basic and diluted net loss per share calculations have been adjusted to reflect the pro forma net loss for the nine months ended September 30, 2020 and for the year ended December 31, 2019. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding on a weighted-average basis as of the closing of the merger. The following table is a reconciliation of the Company’s historical basic and diluted loss per share to its pro forma basic and diluted loss per share for the nine months ended September 30, 2020 and for the year ended December 31, 2019.

		Nine Months Ended September 30, 2020	Year Ended December 31, 2019
Basic and Diluted Loss Per Share:
As reported (Rexahn) and as adjusted for Rexahn Reverse Stock Split	a/d	$(4.40)	$(8.72)
As reported (Ocuphire)	b/e	$(1.71)	$(2.29)
Pro forma	c/f	$(1.20)	$(2.22)
Net loss :
As reported (Rexahn)	a	$(4,501,424)	$(8,635,434)
As reported (Ocuphire)	b	(5,940,017)	(6,168,960)
Add: Rexahn’s transaction costs expensed through the statement of operations (Q)		2,113,368	447,077
Add: Depreciation and amortization expenses associated with Rexahn operations (S)		27,013	40,992
Add: Interest expense associated with Ocuphire’s convertible notes (R)		1,421,672	1,409,096
Add: Fair Value adjustment related to Ocuphire premium conversion derivatives (R)		(157,942)	499,414
Subtract: Gain on note extinguishment (R)		(1,260,350)	—
Pro forma	c	$(8,297,680)	$(12,407,815)

Basic and Diluted Weighted Average Shares:
As reported (Rexahn) and as adjusted for Rexahn Reverse Stock Split	d	1,023,304	990,041
As reported (Ocuphire)	e	3,482,163	2,692,793
Add: Application of the estimated Exchange Ratio of 1.0579 to Ocuphire’s weighted average common shares outstanding		201,617	155,913
Add: Conversion of Ocuphire’s convertible notes and accrued interest upon closing of the merger as adjusted for the Exchange Ratio of 1.0579		970,347	510,883
Add: Close of Ocuphire private placement common stock and warrant financing upon closing of the merger as adjusted for the Exchange Ratio of 1.0579		1,249,972	1,249,972
Pro forma	f	6,927,403	5,599,602

The pro forma adjustments to the Ocuphire convertible notes and accrued interest as set forth in the table above assume a conversion date as of the beginning of the period presented.

The application of the estimated exchange ratio of 1.0579 to Ocuphire’s weighted-average common shares outstanding as set forth in the table above is based on the pro forma post-closing capitalization as of September 30, 2020 and assumes (i) the Ocuphire convertible notes and accrued interest are converted as of the beginning of the period presented, and (ii) Rexahn’s Parent Cash Amount is $2.3 million on the Anticipated Closing Date.

Accordingly, pro forma combined basic and diluted net loss per share reflects the pro forma combined net loss for the period presented over the pro forma combined weighted-average common shares outstanding for the period presented as reflected on the unaudited pro forma condensed combined statement of operations for such period. Given the expected pro forma net losses of the combined company, the Investor Warrants, Converted Additional Shares, stock options and other warrants were not considered given their antidilutive effect.

Q.	To reflect the elimination of Rexahn’s transaction costs expensed through the statement of operations for the year ended December 31, 2019 and for the nine month period ended September 30, 2020.

R.
To reverse interest expense and fair value of changes in premium conversion derivatives and gain on note extinguishment associated with the Ocuphire convertible notes. The pro forma income statement assumes conversion of the notes at the beginning of the period presented.

S.	To reflect the elimination of the historical Rexahn depreciation and amortization expense in the historical period that will not have a continuing impact on the pro forma statement of operations.